EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)     Registration Statement (Form S-8 No. 333-231874) of Steven Madden, Ltd.,
(2)     Registration Statement (Form S-8 No. 333-160520) of Steven Madden, Ltd.,
(3)     Registration Statement (Form S-8 No. 333-138584) of Steven Madden, Ltd.,
(4)     Registration Statement (Form S-8 No. 333-184564) of Steven Madden, Ltd., and
(5)     Registration Statement (Form S-8 No. 333-283163) of Steven Madden, Ltd.

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Steven Madden, Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Steven Madden, Ltd. and subsidiaries included in this Annual Report (Form 10-K) of Steven Madden, Ltd. and subsidiaries for the year ended December 31, 2025.

/s/ Ernst & Young LLP
New York, New York
March 2, 2026